Exhibit 99.1

Avinger Reports Third Quarter 2022 Results

Redwood City, Calif., November 9, 2022 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today reported results for the third quarter ended September 30, 2022.

Third Quarter and Recent Highlights

●	Third quarter revenue of $2.3 million, representing a 6% increase from the second quarter of 2022
●	Gross margin of 35%, with increased revenue and capital sales driving a 4-percentage point improvement from the second quarter
●	Expanded penetration of Lightbox 3 next-generation imaging console with over 400 cases performed in more than 50 clinical sites since launch
●	Completing development activities for Pantheris LV (large vessel), a line extension of Avinger’s Pantheris family of image-guided atherectomy catheters, in preparation for 510(k) submission
●	Advanced development of the first ever image-guided CTO-crossing device for the treatment of coronary artery disease (CAD), a new market for Avinger with existing reimbursement authorizations
●

Continued enrollment in the IMAGE-BTK study for Pantheris SV (small vessel, below-the-knee) with preliminary data continuing to demonstrate outstanding clinical outcomes in a challenging patient population

●	Increased cash position to $17.3 million at September 30, 2022, which includes proceeds from an equity financing completed in August 2022

“In the third quarter, we continued our progression of quarter-over-quarter improvement in revenue and gross margin, during what is typically a seasonally slower quarter,” commented Jeff Soinski, Avinger’s President and CEO. “Our team is executing well against our plan, delivering improvements in operational efficiency while advancing our important product development and clinical milestones. We are awaiting news on our pending 510(k) application for our new Tigereye ST CTO-crossing catheter and preparing for limited launch following FDA clearance. We are completing development activities for Pantheris LV, our new atherectomy system for treating large vessels, in preparation for 510(k) submission. In addition, we are very excited about the progress we are making on the development of our first coronary device, which we believe represents a transformational value opportunity for Avinger.

“Our new Lightbox 3 imaging console is opening new doors for Avinger and securing very positive feedback from a growing base of users. Lightbox 3 has now been used in over 400 cases at more than 50 accounts since launch, including a number of new sites that are using this highly portable system to treat their PAD patients. We continue to see Lightbox 3 as an important driver of our growth strategy and are excited about the quality of imaging and clinical outcomes that physicians are delivering with this next-generation system.”

Second Quarter 2022 Financial Results

Total revenue was $2.3 million for the third quarter of 2022, increasing from $2.1 million in the second quarter of 2022 and decreasing from $2.4 million in the third quarter of 2021.

Gross margin for the third quarter of 2022 was 35%, increasing from 31% in the second quarter of 2022 and 34% in the third quarter of 2021, reflecting the impact of increased revenue and capital sales on gross margin. Operating expenses for the third quarter of 2022 were $4.5 million, up slightly from $4.4 million in the second quarter of 2022 and decreasing 15% from $5.3 million in the third quarter of 2021.

Net loss and comprehensive loss for the third quarter of 2022 was $4.1 million, compared with $4.2 million in the second quarter of 2022 and $4.9 million in the third quarter of 2021.

Adjusted EBITDA, as defined under non-GAAP financial measures in this press release, was a loss of $3.6 million, compared to a loss of $3.7 million in the second quarter of 2022 and a loss of $4.1 million in the third quarter of 2021. For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of non-GAAP measures to the nearest GAAP measure, provided in the tables below.

Cash and cash equivalents totaled $17.3 million as of September 30, 2022. The Company raised gross proceeds of approximately $5.0 million in August 2022 through a registered direct offering and private placement of common stock (or pre-funded warrants in lieu thereof).

Conference Call

Avinger will hold a conference call today, November 9, 2022, at 4:30pm ET to discuss its third quarter 2022 financial results.

To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. To join the call by telephone, please dial +1-973-528-0011 and use passcode 445270. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and TigereyeTM family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient and physician benefits of our products, including from Lightbox 3, the impacts of our products on the treatment of vascular disease, our ability to successfully develop new products, including products relating to the treatment of CAD, the timing of the development of new products, the impact of products developed for the treatment of CAD on our business and results of operations, the potential success of our coronary product application, the receipt of FDA clearance of our 510(k) application for our new Tigereye ST CTO-crossing catheter, and the potential submission of a 510(k) application for Pantheris LV. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2022 and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Marketing Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Revenues	$2,252	$2,132	$2,366	$6,272	$7,727
Cost of revenues	1,462	1,475	1,566	4,301	5,015
Gross profit	790	657	800	1,971	2,712

Operating expenses
Research and development	1,086	1,086	1,397	3,244	4,502
Selling, general and administrative	3,384	3,330	3,892	10,862	11,755
Total operating expenses	4,470	4,416	5,289	14,106	16,257

Loss from operations	(3,680)	(3,759)	(4,489)	(12,135)	(13,545)

Interest expense, net	(407)	(440)	(419)	(1,286)	(1,214)
Other expense, net	-	(15)	(4)	(20)	2,343
Net loss and comprehensive loss	(4,087)	(4,214)	(4,912)	(13,441)	(12,416)
Accretion of preferred stock dividends	(1,127)	(1,127)	(1,044)	(3,381)	(3,132)
Deemed dividend arising from beneficial conversion feature of convertible preferred stock	-	-	-	(5,111)	-
Net loss applicable to common stockholders	$(5,214)	$(5,341)	$(5,956)	$(21,933)	$(15,548)

Net loss per share attributable to common stockholders basic and diluted	$(0.77)	$(0.94)	$(1.25)	$(3.78)	$(3.31)

Weighted average common shares used to compute net loss per share, basic and diluted	6,798	5,702	4,769	5,804	4,704

All share and per share data reflect the impact of the 1-for-20 reverse stock split of the Company’s issued and outstanding common stock that became effective on March 14, 2022.

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net loss and comprehensive loss	$(4,087)	$(4,214)	$(4,912)	$(13,441)	$(12,416)
Add: Interest expense, net	407	440	419	1,286	1,214
Add: Other expense, net	-	15	4	20	(2,343)
Add: Stock-based compensation	39	36	239	127	960
Add: Certain depreciation and amortization charges	54	64	158	133	525
Adjusted EBITDA	$(3,587)	$(3,659)	$(4,092)	$(11,875)	$(12,060)

Balance Sheets

(in thousands, except per share amounts)

	(unaudited)
	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$17,342	$19,497
Accounts receivable, net of allowance for doubtful accounts of $43 at September 30, 2022 and $6 at December 31, 2021	1,554	1,393
Inventories	5,047	4,601
Prepaid expenses and other current assets	652	300
Total current assets	24,595	25,791

Right of use asset	2,449	3,179
Property and equipment, net	574	95
Other assets	333	420
Total assets	$27,951	$29,485

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$612	$1,394
Accrued compensation	1,344	1,609
Accrued expenses and other current liabilities	669	718
Leasehold liability, current portion	1,065	985
Series A preferred stock dividends payable	3,382	-
Total current liabilities	7,072	4,706

Borrowings, long-term portion	13,668	12,287
Leasehold liability, long-term portion	1,384	2,194
Other long-term liabilities	881	575
Total liabilities	23,005	19,762

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	7	96
Additional paid-in capital	403,133	394,380
Accumulated deficit	(398,194)	(384,753)
Total stockholders' equity	4,946	9,723
Total liabilities and stockholders' equity	$27,951	$29,485